Testing the Waters Materials Related to Series #DOOD7378

From the Rally App:

#DOOD7387

DOODLE #7387 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $56,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#DOOD7387

DOODLE #7387 (NFT)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	11,200
Initial Offering Market Cap.	$56,000
Storage Location	Rally MetaMask Institutional Wallet

ASSET SPECIFICATIONS

NFT	Doodles
Number	7387
Feature	Pink Long (Hair)

Feature Rarity	3% Have This Trait
Feature	Yellow Puffer (Body)
Feature Rarity	3% Have This Trait
Feature	Sunglasses (Face)
Feature Rarity	7% Have This Trait
Feature	Green (Background)
Feature Rarity	7% Have This Trait
Feature	Yellow (Head)
Feature Rarity	9% Have This Trait
Wallet	0x18712F8E7c040952a640be16c065e401414A82C5
Proof of Ownership	Ethereum Blockchain

#DOOD7387 | $56K

SIMILAR ASSET SALES   TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y **ALL**

+1217.5%
COMPARABLE ASSET VALUE CHANGE SINCE 10/18/2021

4
TRANSACTIONS SINCE 10/18/2021

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Sale Date	Sale Price	Source/ Sale Venue
Doodle #7387	10/18/2021	$4,120.75	OpenSea.io Marketplace
Doodle #7387	10/18/2021	$4,120.75	OpenSea.io Marketplace
Doodle #7387	11/4/2021	$7,259.18	OpenSea.io Marketplace
Doodle #7387	12/30/2021	$18,550.40	OpenSea.io Marketplace
Doodle #7387	4/6/2022	$54,289.29	OpenSea.io Marketplace

"When Doodles first dropped… I went on a bit of a shopping spree. Been a fan ever since."

ALEXIS OHANIAN

April 2022

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#DOOD7387

# DOODLE #7387 (NFT)

It only took a few months since the October 2021 launch of the Doodles NFT collection for the project to leap into the top ten of OpenSea's NFT rankings. Now a certified Blue Chip project with celebrity-holders like Steve Aioki and Gary Vee, Doodles was able to make waves in the physical world at South by Southwest in Austin — hosting a 3-day event bringing the colorful project to life for NFT-holders. #DOOD7387 is Doodle #7387 featuring five traits — each of them found in less than 10% of the entire collection.

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#DOOD7387 | *Visuals*

The Dippies project has recorded over 100K ETH in trading volume on OpenSea.

LAUNCH GALLERY ›

#DOOD7387 | *Timeline*

Feb. 2018 — Dapper Labs, the company behind NBA Top Shot and CryptoKitties NFTs, spins off from Axiom Zen. Employees Evan Keast and Jordan Castro go on to help found Doodles.app.

Mar. 2021 — Doodles Creator Burnt Toast mints his first NFT, "A Matter of Time," alongside Alfie Bogush. The piece depicts an animated hourglass with a suntanning man sinking into a grave made of sand.

Oct. 2021 — The Doodles mint is launched.

Oct. 2021 — All 10,000 unique Doodles are minted. #DOOD7387 is minted. Shortly after minting, #DOOD7387 is sold for 1.1 ETH ($4,120.75).

Nov. 2021 — #DOOD7387 is sold for 1.6 ETH ($7,259.18).

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES DOODLE 7387 NFT

Investment Overview

•Upon completion of the Series #DOOD7387 Offering, Series #DOOD7387 will purchase a Number 7387 Doodle NFT with Pink Long Hair for Series #DOOD7387 (The “Series Doodle 7387 NFT” or the “Underlying Asset” with respect to Series #DOOD7387, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•Doodles are “A community-driven collectibles project featuring art by Burnt Toast. Doodles come in a joyful range of colors, traits and sizes with a collection size of 10,000. Each Doodle allows its owner to vote for experiences and activations paid for by the Doodles Community Treasury. Burnt Toast is the working alias for Scott Martin, a Canadian–based illustrator, designer, animator and muralist.” Doodles feature “inclusive art: with their pastel color palette, Doodles playfully represent a diverse group, some with rainbow hair, others with notes on their face.”

•The Underlying Asset is a Number 7387 Doodle NFT with Pink Long Hair.

Asset Description

Overview & Authentication

•Doodles were created by Burnt Toast, a pseudonym for Canadian artist, Scott Martin. Martin has worked as an illustrator, designer, animator, and muralist for companies such as Google, Dropbox, Redbull, Facebook, Ford Motor Company, Fast Company Magazine, Entertainment Weekly, JIM Mobile, NESCAFÉ, and Vossen Wheels.

•Doodles launched on October 17, 2021, with a public sale at a .123 ETH mint price.

•Along with Burnt Toast/Scott Martin, The Doodles project is led by “The Doodle Founders,” including Burnt Toast, Evan Keast AKA Tulip, a Canadian-based product marketer and NFT consultant from Kabam Games, Dapper Labs, & CryptoKitties, as well as Jordan Castro AKA Poopie, a blockchain builder who leads the CryptoKitties team at Dapper Labs.

•Dapper Labs, the company behind NBA Top Shot and CryptoKitties NFTs, spun off from Axiom Zen in February of 2018. Notable investors in the company include Andreessen Horowitz, Union Square Ventures, Venrock, Alphabet’s GV (formerly known as Google Ventures), and the founders of Dreamworks, Reddit, Coinbase, Zynga, and AngelList, among others. They employed Evan Keast and Jordan Castro who would go on to help found Doodles.app.

•Doodle owners and fans have formed a community known as The Doodlebank.  The Doodlebank, “contains the roadmap as well as serving as a place for community members to propose things.”  As of October 2021 the DoodleBank had over 650 ETH which will be used to initiate Partnerships with retailers, studios, platforms and Ips.  It will also allow for the team to hire a larger team to build marketing activations, new media, and experiences.

•Burnt Toast minted his first NFT, “A Matter of Time,” alongside Alfie Bogush (Now working with Doodles) on March 26, 2021.  It is an animated hourglass with a suntanning man sinking into a grave made of sand.

•On January 8, 2022, Founder Poopie announced via his twitter that a non-dilutive form of new Doodle will be released known as Space Doodles.  Space Doodles will act as early examples of Wrapped NFT technology, created by CryptoKitty dev, Kabciane.  Wrapped NFTs can be wrapped and unwrapped by NFT owners, transforming an NFT into a new NFT, but also allowing that NFT to be re-wrapped back into its original form.  Space Doodles will place the character represented in the base Doodle into a space vehicle of some kind with its own unique NFT traits.

•Cameo CEO, Steven Galanis, purchased Doodle #8353.

•On February 28, 2022, Doodles released Space Doodles, an NFT collection meant to act as “personal spaceships” for Doodles.

•During SXSW in Austin, Texas, from March 12-14, Doodles collaborated with Behr Paint Company, giving attendees “the exclusive opportunity to engage with Doodles’ NFT world through a virtual painting wall featuring BEHR paint colors and a chance to collect the first-ever POAP NFT by both brands, featuring a custom design by Burnt Toast printed on limited edition physical BEHR paint cans.”

•As of April 8, 2022, Doodles are ranked 9 in the all-time OpenSea Top NFTs rankings with over 100,000 ETH in transaction volume.

•As of April 8, 2022, Doodles have a total sales volume of over $329,400,000 according to CryptoSlam.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Number 7387 Doodle NFT with Pink Long Hair.

•The Underlying Asset consists of the following attributes:

•The Underlying Asset was minted on October 18, 2021.

•The Underlying Asset was sold for 1.1 ETH ($4,120.75) on October 18, 2021.

•The Underlying Asset was sold for 1.1 ETH ($4,120.75) on October 18, 2021.

•The Underlying Asset was sold for 1.6 ETH ($7,259.18) on November 4, 2021.

•The Underlying Asset was sold for 5 ETH ($18,550.40) on December 30, 2021.

Notable Defects

•The Underlying Asset is consistent with the proof of ownership stored on the Ethereum blockchain.

Details

Series Doodle 7387 NFT
NFT	Doodles
Number	7387
Feature	Pink Long (Hair)
Feature Rarity	3% Have This Trait
Feature	Yellow Puffer (Body)
Feature Rarity	3% Have This Trait
Feature	Sunglasses (Face)
Feature Rarity	7% Have This Trait
Feature	Green (Background)
Feature Rarity	7% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Doodle 7387 NFT going forward.